AMENDMENT TO PARTICIPATION AGREEMENT

     This amendment to the Participation Agreement ("Amendment") is entered into and is effective this 1st day of January, 2002 by and among CALVERT VARIABLE SERIES, INC. (the "Fund"), CALVERT ASSET MANAGEMENT CO. (the "Adviser") and CALVERT DISTRIBUTORS INC. (the "Distributor") and IDS LIFE INSURANCE COMPANY ("Company").

     WHEREAS, The Fund, the Adviser, the Distributor and the Company, have previously executed that certain Participation Agreement dated April 14, 2000 ("Agreement");

     WHEREAS, the parties to this Amendment wish to amend the Agreement to comply with applicable federal and state privacy laws and regulations; and

     WHEREAS, the Company wishes to update its address for notice purposes pursuant to the terms of the Agreement;

     NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree to amend the Agreement as follows:

1. Section 9.2 is hereby deleted in its entirety and is replaced with the following:

     9.2. Notwithstanding anything to the contrary contained in this Agreement, in addition to and not in lieu of other provisions in this Agreement:

          (a) "Confidential Information" includes but is not limited to all proprietary and confidential information of the Company and its subsidiaries, affiliates and licensees (collectively the "Protected Parties" for purposes of this Section 9.2), including without limitation all information regarding the customers of the Protected Parties; or the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such customers; or any information derived therefrom.

          (b) The Fund, the Adviser and the Distributor may not use or disclose Confidential Information for any purpose other than to carry out the purpose for which Confidential Information was provided to the Fund, the Adviser and/or the Distributor as set forth in the Agreement; and the Fund, the Adviser and the Distributor each agree to cause all its employees, agents and representatives, or any other party to whom the Fund, the Adviser and/or the Distributor may provide access to or disclose Confidential
               Information to limit the use and disclosure of Confidential Information to that purpose.
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          (c)  The Fund, the Adviser and the Distributor each  acknowledges that
               all  computer   programs  and  procedures  or  other  information
               developed or used by the Protected Parties or any of their employees or agents in connection with the Company's performance of its duties under this Agreement are the valuable property of the Protected Parties.

          (d) The Fund, the Adviser and the Distributor each agrees to implement appropriate measures designed to ensure the security and confidentiality of Confidential Information, to protect such information against any anticipated threats or hazards to the security or integrity of such information, and to protect against unauthorized access to, or use of, Confidential Information that could result in substantial harm or inconvenience to any customer of the Protected Parties; the Fund, the Adviser and the
               Distributor each further agrees to cause all its agents, representatives or subcontractors of, or any other party to whom the Fund, the Adviser and/or the Distributor may provide access to or disclose Confidential Information to implement appropriate measures designed to meet the objectives set forth in this
               Section 9.2.

          (e) The Fund, the Adviser and the Distributor acknowledge that any breach of the agreements in this Section 9.2 would result in immediate and irreparable harm to the Protected Parties for which there would be no adequate remedy at law and agree that in the event of such a breach, the Protected Parties will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate. The provisions of this Section
               9.2 shall survive termination of this Agreement.

2. The Company hereby updates its address for the purposes of notice in accordance with Article VIII of the Agreement as follows:

              IDS Life Insurance Company
              1765 AXP Financial Center
              Minneapolis, Minneapolis 55474
              Attention: Executive Vice President, Annuities

     with a copy to:

              IDS Life Insurance Company
              50607 AXP Financial Center
              Minneapolis, Minneapolis 55474
              Attention: Counsel

3. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the

     Agreement shall be interpreted on that basis. Except as modified by this Amendment, the Agreement is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, each party has executed this Amendment by a duly authorized officer.

IDS LIFE INSURANCE COMPANY                Attest:

By:  /s/ Gumer Alvero                     By: /s/  Mary Ellyn Minenko
         ---------------------------               -----------------------------
Printed                                   Printed
Name:    Gumer Alvero                     Name:    Mary Ellyn Minenko
         ---------------------------               -----------------------------
         Executive Vice President,
As Its:  Annuities                        As Its:  Assistant Secretary
         ---------------------------               -----------------------------

CALVERT VARIABLE SERIES, INC.                 CALVERT ASSET MANAGEMENT CO.

By:  /s/ William M. Tartikoff             By: /s/  William M. Tartikoff
         ---------------------------               -----------------------------
Printed                                   Printed
Name:    William M. Tartikoff             Name:    William M. Tartikoff
         ---------------------------               -----------------------------
As Its:  Vice President                   As Its:  Senior Vice President
         ---------------------------               -----------------------------

CALVERT DISTRIBUTORS INC.

By: /s/  William M. Tartikoff
         -----------------------------
Printed
Name:    William M. Tartikoff
         -----------------------------
As Its:  Senior Vice President
         -----------------------------